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                                                                  EXHIBIT 23.02


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-77682, 33-53726, 333-02948, 333-57965, and 333-37168 of Caraustar
Industries, Inc. and subsidiaries on Form S-8, 333-66943 and 333-65555 of Caraustar Industries, Inc. and subsidiaries on Form S-3, and 333-31618 of Caraustar Industries, Inc. and subsidiaries on Form S-4 of our report dated February 3, 2003 (March 28, 2003 as to Note 18), relating to the consolidated financial statements of Caraustar Industries, Inc. and subsidiaries as of and for the year ended December 31, 2002 and 2001 (which 2002 report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in this Annual Report on Form 10-K of Caraustar Industries, Inc. and subsidiaries for the year ended December 31, 2002.


/s/  Deloitte and Touche LLP

Atlanta, Georgia
March 28, 2003